   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2004
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                        CINCINNATI FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

              OHIO                             6331                              31-0746871
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)

                              6200 S. GILMORE ROAD
                           FAIRFIELD, OHIO 45014-5141
                                 (513) 870-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                               KENNETH W. STECHER
                        CINCINNATI FINANCIAL CORPORATION
                              6200 S. GILMORE ROAD
                           FAIRFIELD, OHIO 45014-5141
                                 (513) 870-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                             ----------------------

                                    COPY TO:
                           JONATHAN L. FREEDMAN, ESQ.
                              DEWEY BALLANTINE LLP
                           1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 259-8000

                             ----------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                          PROPOSED MAXIMUM   PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT         OFFERING PRICE       AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED       TO BE REGISTERED       PER UNIT        OFFERING PRICE    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
6.125% Senior Notes due 2034........     $375,000,000           100%           $375,000,000        $44,137.50
================================================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 2004

PROSPECTUS

                                  $375,000,000

                        CINCINNATI FINANCIAL CORPORATION
                              (AN OHIO CORPORATION)

                    $375,000,000 6.125% SENIOR NOTES DUE 2034

      Offer to exchange all of its outstanding 6.125% Senior Notes due 2034 (the Notes) for an equal amount of 6.125% Senior Notes due 2034, which have been registered under the Securities Act of 1933 (the Exchange Notes).

                              ____________________

The Exchange Offer

- We will exchange all outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradeable, except in limited circumstances described below.

- You may withdraw tenders of outstanding Notes at any time prior to the expiration of the exchange offer.

- The exchange offer expires at 5:00 p.m., New York City time, on _____________, 2005, unless extended. We currently do not intend to extend the expiration date.

- The exchange of outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

-     We will not receive any proceeds from the exchange offer.

The Exchange Notes

- The Exchange Notes are being offered to satisfy certain of our obligations under the Registration Rights Agreement entered into in connection with the placement of the outstanding Notes.

- The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the outstanding Notes, except that the Exchange Notes will be freely tradeable, except in limited circumstances described below.

Resales of Exchange Notes

- The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser 180 days after the expiration of the exchange offer (as such date may be extended) and the date on which all broker-dealers have sold all Exchange Notes held by them. A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

If you are an affiliate of Cincinnati Financial Corporation, are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission, or SEC, and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ___________ ___, 2004.
                            ________________________

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................     1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     1

WHERE YOU CAN FIND MORE INFORMATION.........................     2

PROSPECTUS SUMMARY..........................................     4

RECENT DEVELOPMENTS.........................................    11

RATIO OF EARNINGS TO FIXED CHARGES..........................    12

USE OF PROCEEDS.............................................    12

SELECTED HISTORICAL FINANCIAL INFORMATION...................    14

THE EXCHANGE OFFER..........................................    16

DESCRIPTION OF THE EXCHANGE NOTES...........................    26

EXCHANGE OFFERS AND REGISTRATION RIGHTS.....................    34

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......    35

RATINGS.....................................................    37

ERISA CONSIDERATIONS........................................    37

PLAN OF DISTRIBUTION........................................    38

LEGAL OPINIONS..............................................    38

EXPERTS.....................................................    38

                              ABOUT THIS PROSPECTUS

      Unless otherwise indicated, all references in this prospectus to "Cincinnati Financial," "we," "us" and "our," unless the context requires otherwise, refer to Cincinnati Financial Corporation, a company incorporated in Ohio, and its subsidiaries. Unless the context otherwise requires, "notes" refers to the outstanding Notes and the Exchange Notes.

      You should rely only on the information contained in this document. Neither Cincinnati Financial nor the exchange agent has authorized anyone to provide you with information different from that contained in this document. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery of this document or the time of any exchange of securities in the exchange offer.

      This document incorporates important business and financial information about us from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge upon written or oral request. See "Where You Can Find More Information" beginning on page 2.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. Our future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

   - unusually high levels of catastrophe losses due to changes in weather patterns, earthquakes associated with the New Madrid fault, environmental events, terrorism incidents or other causes

   - ability to obtain adequate reinsurance for the property casualty and life insurance operations on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

   -  increased frequency and/or severity of claims

   - events or conditions that could weaken or harm our relationships with our independent agencies and hamper opportunities to add new agencies, resulting in limitations on our opportunities for growth, such as:

         -  downgrade of our financial strength ratings

         -  concerns that doing business with us is too difficult or

         - perceptions that our level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

   - insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place us at a disadvantage in the marketplace

   - delays in the development, implementation, performance and benefits of technology projects and enhancements

   - inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

   - results and timely completion of assessment and remediation of internal controls for financial reporting under the Sarbanes-Oxley Act of 2002

   - recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

   - sustained decline in overall stock market values negatively affecting our equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp shares, a significant equity holding

   - events that lead to a significant decline in the market value of a particular security and impairment of the asset

   - prolonged low interest rate environment or other factors that limit our ability to generate growth in investment income

   -  adverse outcomes from litigation or administrative proceedings

   - effect on the insurance industry as a whole, and thus on our business, of the suit and investigations initiated by the Attorney General of the State of New York and other regulators against participants in the insurance industry, as well as any increased regulatory oversight that might result from the suit and investigations

   - limited flexibility in conducting investment activities if the restrictions imposed by the Investment Company Act of 1940 become applicable to us.

      Further, our insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. We also are subject to public and regulatory initiatives that can affect the market value for our common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

      Readers are cautioned that we undertake no obligation to review or update the forward-looking statements included in this material.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC. You may examine our SEC filings through the SEC's web site at http://www.sec.gov. You may also find additional information about us at our Web site at http://www.cinfin.com. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Notes.

           SEC Filings (File No. 0-4604)                             Period
           -----------------------------                             ------
Annual Report on Form 10-K ........................    Year Ended December 31, 2003

Quarterly Report on Form 10-Q .....................    Quarters Ended March 31, 2004;
                                                       June 30, 2004 and September 30,
                                                       2004

Current Reports on Form 8-K .......................    Dated February 3, 2004; June 28,
                                                       2004; November 1, 2004 (Sections
                                                       1.01 and 9.01 filed); November 2,
                                                       2004 (Sections 1.01, 2.03 and 9.01
                                                       filed); November 12, 2004 and
                                                       November 15, 2004

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                                 Heather Wietzel
                               Investor Relations
                        Cincinnati Financial Corporation
                                 P.O. Box 145496
                           Cincinnati, Ohio 45250-5496
                                 (513) 603-5950

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

      TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. ANY REQUEST FOR COPIES OF DOCUMENTS SHOULD BE MADE NO LATER THAN __________ __, 2005 TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER. IN THE EVENT THAT WE EXTEND THE EXCHANGE OFFER, YOU MUST SUBMIT YOUR REQUEST AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, AS EXTENDED. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

                        CINCINNATI FINANCIAL CORPORATION

OVERVIEW

      Cincinnati Financial Corporation is an Ohio corporation. Through our subsidiaries, Cincinnati Financial has been conducting insurance operations since 1950, marketing commercial, personal and life insurance. We report results in four segments:

   -  Commercial lines property casualty insurance

   -  Personal lines property casualty insurance

   -  Life insurance and

   -  Investments

      Cincinnati Financial Corporation owns 100 percent of its three subsidiaries: The Cincinnati Insurance Company, CFC Investment Company and CinFin Capital Management Company. The Cincinnati Insurance Company owns 100 percent of its three subsidiaries: The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company.

      The Cincinnati Insurance Company, founded in 1950, leads our property casualty group (jointly The Cincinnati Insurance Companies). The Cincinnati Casualty Company and the Cincinnati Indemnity Company round out the property casualty insurance group, providing flexibility in pricing and underwriting while ceding substantially all of their business to The Cincinnati Insurance Company. The Cincinnati Life Insurance Company primarily markets life insurance and annuities. CFC Investment Company complements the insurance subsidiaries with leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and high net worth individuals.

      We market our commercial and personal insurance policies in 31 states through a select group of 975 independent insurance agencies as of September 30, 2004. We are committed to the independent agent distribution system, recognizing that locally based independent agencies have relationships in their communities that lead to profitable business. Field marketing and other associates provide service and accountability to the agencies, living in the communities they serve and working from offices in their homes, providing 24/7 availability. We differentiate ourselves by providing local decision-making, by providing what we believe is exceptional claims service through locally based field claims associates serving the needs of agents and policyholders, and by offering competitive products, rates and compensation. The commercial and personal lines property casualty insurance segments combined to generate more than 83 percent of our $3.181 billion in revenue in 2003.

      As of the date of this prospectus, our 6.9% Senior Notes due 2028 and our 6.125% Senior Notes due 2034 were rated as follows:

   -  A.M. Best Co.: aa- (very strong) with stable outlook

   -  Fitch Ratings: A+ (high credit quality) with stable outlook

   -  Moody's Investor Service: A2 (above average) with stable outlook and

   -  Standard & Poor's Ratings Services: A (strong) with negative outlook

      The Cincinnati Insurance Companies are one of only 21 insurance groups, among 1,090 groups reviewed by Best, assigned a financial strength rating of A++ (Superior) as of July 2004. Each of our property casualty subsidiaries is also separately rated A++ (Superior) by Best. Best bases its financial strength ratings on factors that concern policyholder safety and not upon factors concerning investor protection.

      In addition, our insurance subsidiaries were assigned the following insurer financial strength ratings as of the date of this prospectus:

   -  Fitch Ratings: AA (very strong)

   -  Moody's Investor Service: Aa3 (excellent) and

   -  S&P: AA- (very strong) with negative outlook

      Neither senior debt nor financial strength ratings are recommendations to buy, sell or hold securities of the rated entities. They are subject to revision or withdrawal at any time at the sole discretion of the assigning agency.

      The Cincinnati Life Insurance Company's mission complements that of the overall company: to provide products and services that attract and retain high-quality independent agencies. Cincinnati Life primarily focuses on life products that produce revenue growth through a steady stream of premiums rather than seeking to accumulate assets through the sale of single-premium-type policies. Cincinnati Life has a Best financial strength rating of A+ (Superior).

      Under the direction of the investment committee of the board of directors, our portfolio managers seek to balance opportunities for current investment income and long-term appreciation.

      Our investment portfolio has a strong equity focus on a select group of companies with histories of dividend increases and what we believe is potential for appreciation. On a consolidated basis, we hold slightly less than 73 million shares of Fifth Third Bancorp stock at a cost of $283 million as of September 30, 2004. The market value of our Fifth Third Bancorp position was $3.582 billion at September 30, 2004, or 46.60 percent of our total equity portfolio. As of December 15, 2004, the market value of our Fifth Third Bancorp position was $3.501 billion.

      Our common shares are traded under the symbol CINF on the Nasdaq National Market System.

      Our mailing address is 6200 S. Gilmore Road, Fairfield, Ohio 45014-5141 and our telephone number is (513) 870-2000.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

      On November 1, 2004, we completed the private offering of the outstanding Notes. This prospectus is part of a registration statement covering the exchange of the outstanding Notes for the Exchange Notes.

      The outstanding Notes were issued and the Exchange Notes offered hereby will be issued under an Indenture dated as of November 1, 2004 between us and The Bank of New York Trust Company, N.A., as Trustee, as supplemented by a Supplemental Indenture dated as of November 1, 2004 between us and The Bank of New York Trust Company, N.A. (which we refer to collectively herein as the "Indenture").

      In connection with the private offering, we entered into a Registration Rights Agreement, dated as of November 1, 2004, with J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the initial purchasers in the private offering, or the Registration Rights Agreement, in which we agreed, among other things, to deliver this prospectus to you as part of the exchange offer and to complete the exchange offer within 180 days after the date of original issuance of the outstanding Notes. You are entitled to exchange in the exchange offer your outstanding Notes for Exchange Notes, which are identical in all material respects to the outstanding Notes except:

      -     the Exchange Notes have been registered under the Securities Act;
            and

      - the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to fulfill certain obligations under the Registration Rights Agreement to file and cause to be effective a registration statement.

The Exchange Offer                  We are offering to exchange up to
                                    $375,000,000 aggregate principal amount of outstanding Notes for up to $375,000,000 aggregate principal amount of Exchange
                                    Notes. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Resale Based on an interpretation by the Staff of the SEC, set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of Cincinnati Financial Corporation within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the Exchange Notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes. Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution." You must also not act on behalf of any person who could not truthfully make the foregoing representations.

                                    Any holder of outstanding Notes who:

                                    -  is an affiliate of Cincinnati Financial
                                       Corporation;

                                    -  does not acquire Exchange Notes in the
                                       ordinary course of its business; or

                                    -  tenders in the exchange offer with the
                                       intention to participate, or for the
                                       purpose of participating, in a
                                       distribution of Exchange Notes

                                    cannot rely on the position of the staff of the SEC enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. We have not obtained, and do not plan to request, a no-action letter from the Staff of the SEC with respect to this exchange offer.

Expiration Date; Withdrawal of
Tender The exchange offer will expire at 5:00 p.m., New York City time, on ____________, 2005, or such later date and time to which we
                                    extend it, which date we refer to as the "expiration date." We do not currently intend to extend the expiration date. A tender of outstanding Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange
Offer The exchange offer is subject to customary conditions which we may waive. Please read the section of this prospectus captioned "The Exchange Offer - Certain Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering
Outstanding Notes                   If you wish to participate in the exchange
                                    offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding Notes through The
                                    Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer
                                    Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                    - any Exchange Notes that you receive will be acquired in the ordinary course of your business;

                                    - you have no arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes;

                                    -  if you are a broker-dealer that will
                                       receive Exchange Notes for your own
                                       account in exchange for outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes;

                                    -  you are not an "affiliate," as  defined
                                       in Rule 405 of the Securities Act, of
                                       Cincinnati Financial Corporation or, if
                                       you are an affiliate, you will comply
                                       with any applicable registration and
                                       prospectus delivery requirements of the
                                       Securities Act; and

                                    -  you are not acting on behalf of any
                                       person who could not truthfully make the foregoing representations.

Special Procedures for Beneficial
Owners If you are a beneficial owner of outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding Notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Notes, either make appropriate arrangements to register ownership of the outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures      If you wish to tender your outstanding Notes
                                    and (i) your outstanding Notes are not
                                    immediately available or (ii) you cannot deliver your outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or
                                    (iii) you cannot comply with the applicable procedures under DTC's Automated Tender
                                    Offer Program prior to the expiration date, you must tender your outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer - Guaranteed
                                    Delivery Procedures."

Effect on Holders of Outstanding
Notes As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding Notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the outstanding Notes under the circumstances described in the Registration Rights Agreement. If you are a holder of outstanding Notes and you do not tender your outstanding Notes in the exchange offer, you will continue to hold such outstanding Notes and you will be entitled to all the rights and limitations applicable to the outstanding Notes in the Indenture, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer. The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

Consequences of Failure to
Exchange All untendered outstanding Notes will continue to be subject to the restrictions on transfer provided for in the outstanding Notes and in the Indenture. In general, the outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding Notes under the Securities Act.

Certain Income Tax Exchange
Consequences                        The exchange of outstanding Notes for
                                    Exchange Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United
                                    States Federal Income Tax Consequences."

Use of Proceeds                     We will not receive any cash proceeds from
                                    the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent                      The Bank of New York Trust Company, N.A. is
                                    the exchange agent for the exchange offer.
                                    The address and telephone number of the
                                    exchange agent are set forth in the section of this prospectus captioned "The Exchange
                                    Offer - Exchange Agent."

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer                              Cincinnati Financial Corporation.

The Exchange Notes                  $375,000,000 principal amount of 6.125%
                                    Senior Notes due 2034.

Maturity                            November 1, 2034.

Interest Rate                       6.125% per year.

Interest Payment Dates              May 1 and November 1 of each year, beginning
                                    on May 1, 2005.

Ranking The Exchange Notes will be our senior unsecured obligations and will rank equally in right of payment with any of our existing and future unsecured and unsubordinated indebtedness.

                                    The Exchange Notes will be effectively
                                    subordinated to any of our future secured indebtedness to the extent of the value of the assets securing that indebtedness.

                                    As of the date of this prospectus, our
                                    aggregate principal amount of indebtedness, excluding the Notes, was approximately $420 million (excluding intercompany liabilities), consisting of $420 million aggregate principal amount of our 6.9% Senior Debentures due 2028.

                                    The Exchange Notes will not be guaranteed by any of our subsidiaries and therefore will be structurally subordinated to all indebtedness and other obligations, including trade payables and insurance liabilities, of our subsidiaries.

                                    As of September 30, 2004, our subsidiaries had approximately $8.500 billion of liabilities (including trade payables, capital lease obligations and insurance liabilities but excluding intercompany liabilities).

Ratings It is anticipated that the Exchange Notes will be assigned a rating of "aa-" by A.M. Best, "A+" by Fitch, "A2" by Moody's Investors Service and "A" by S&P. A senior debt rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at the sole discretion of the assigning ratings agencies.

Optional Redemption                 We may redeem the Exchange Notes, at our
                                    option, at any time in whole, or from time to time in part, prior to maturity at the redemption price described under
                                    "Description of the Exchange Notes -
                                    Optional Redemption."

Form and Denomination               The Exchange Notes will be issuable in
                                    denominations of $1,000 or any integral
                                    multiples of $1,000 in excess thereof.

Trustee                             The Bank of New York Trust Company, N.A.

Governing Law                       The Indenture is, and the Exchange Notes
                                    will be, governed by, and construed in
                                    accordance with, the laws of the State of New York.

                               RECENT DEVELOPMENTS

INVESTMENT COMPANY ACT OF 1940

      On August 26, 2004, we announced that Cincinnati Financial Corporation transferred investment securities with a market value of $1.600 billion to The Cincinnati Insurance Company, our lead property casualty insurance subsidiary. This action was related to our June 28, 2004 application to the SEC seeking exemptive relief under the Investment Company Act of 1940. The transfer was authorized by Cincinnati Financial's board of directors on August 13, 2004, and approved by the Ohio Department of Insurance on August 24, 2004.

      After the contribution of $1.600 billion in marketable investment securities to The Cincinnati Insurance Company from the holding company, the ratio of investment securities held at the holding company level was 35.7 percent of total holding-company-only assets at September 30, 2004.

             CINCINNATI FINANCIAL CORPORATION (HOLDING COMPANY ONLY)

                                                    NINE MONTHS ENDED     YEAR ENDED
                                                      SEPTEMBER 30,      DECEMBER 31,
                                                          2004               2003
                                                    -----------------    ------------
                                                         (DOLLARS IN MILLIONS)
Investment assets...............................         $2,683             $4,833
Equity in net assets of subsidiaries............          4,618              3,287
Other assets....................................            206                136
Total assets....................................          7,507              8,256
Investment assets to total assets...............           35.7%              58.5%

      As announced on June 28, 2004, Cincinnati Financial Corporation proactively sought to clarify the holding company's status under the Investment Company Act with the SEC. We strongly believe the holding company is, and has been, outside the intended scope of the Investment Company Act because we are, and have been, primarily engaged in the business of property casualty and life insurance through our subsidiaries. Several tests and enumerated exemptions determine whether a company meets the definition of an investment company under the Investment Company Act. One test states that a company is an investment company if it owns investment securities with a value greater than 40 percent of its total assets (excluding assets of its subsidiaries).

      Registered investment companies are not permitted to operate their business in the manner we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies. If it were to be determined that the company is an unregistered investment company, Cincinnati Financial may be unable to enforce contracts with third parties, and third parties could seek to obtain rescission of transactions with Cincinnati Financial undertaken during the period that it was an unregistered investment company, subject to equitable considerations set forth in the Investment Company Act. As a result, it could be determined that holders of Cincinnati Financial's $420 million aggregate principal amount of 6.90% Senior Debentures due 2028 have a right to rescind such indebtedness, thereby requiring Cincinnati Financial to immediately repay such amounts. Cincinnati Financial may be unable to refinance such obligations on acceptable terms as a result of its potential status under the Investment Company Act. However, Cincinnati Financial currently has available sufficient assets to fund such repayment and believes that its assets are adequate to meet its short- and long-term obligations.

      To avoid regulation under the Investment Company Act in the future, our operations will, to an extent, be limited by the constraint that investment securities held at the holding company level remain below the 40 percent threshold described above. These considerations could require us to dispose of otherwise desirable investment securities under undesirable conditions or otherwise avoid economically advantageous transactions.

      At September 30, 2004, our ratio under the applicable Investment Company Act test was 35.7 percent. Although we intend to manage our assets to stay below the 40 percent threshold (unless the SEC grants our request for an exemptive order), events beyond our control, including significant appreciation in the market value of certain of our investment securities, could result in our breaching the 40 percent threshold. Although we believe that even in such circumstances we would not be an investment company because we are primarily engaged in the business of insurance through our subsidiaries, the SEC, among others, could disagree with this position. If it were established that as a result we become an unregistered investment company, there would be a risk, among the other material adverse consequences described above, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC.

NEW YORK ATTORNEY GENERAL'S INVESTIGATION OF THE INSURANCE INDUSTRY

      Recently, the Attorney General of the State of New York brought a suit against, and accepted guilty pleas from, participants in the insurance industry alleging certain illegal actions by these participants. Additionally, New York and other regulators have initiated other investigations within the insurance industry. Although we do not do business with the party to the suit or those pleading guilty, are not involved in the suit at all and do not believe that our business practices are of the same nature as those the suit alleges to have occurred, we cannot be certain of what ultimate effect that suit, or any increased regulatory oversight that might result from the suit or the other regulatory investigations, might have on the insurance industry as a whole, and thus on our business.

      Our insurance subsidiaries have received information requests from the Department of Insurance in Ohio and other states beginning November 1, 2004. These states, which sent requests to multiple insurance companies and other industry members, are surveying industry sales practices. We anticipate receiving additional requests from other states in which we market insurance through independent insurance agencies. We intend to fully cooperate with the state insurance departments.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                      NINE MONTHS
                                        ENDED
                                     SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                     -------------   ------------------------------------------------------
                                         2004           2003        2002       2001       2000       1999
                                     -------------   ----------   --------   --------   --------   --------
Ratio of earnings to fixed charges    19.56x(1)      14.58x (1)     8.69x      6.52x      3.84x     10.40x

----------------
(1) The pro forma ratio of earnings to fixed charges, which gives effect to the Notes and the use of proceeds to pay the outstanding balance under our line of credit as if the Notes offering had closed and the repayment had occurred on January 1, 2003 is 12.99x for the nine months ended September 30, 2004, and 9.64x for the year ended December 31, 2003, respectively.

      For purposes of calculating the ratios of earnings to fixed charges, "earnings" are the sum of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rental expense.

                                 USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding Notes. The outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

      We received net proceeds of approximately $368 million from the offering and sale of the outstanding Notes, after deducting discounts, commissions and other expenses of the offering of the outstanding Notes payable by us.

      The net proceeds from the offering of the outstanding Notes were or will be used as follows:

   - $58 million was used to pay the entire outstanding balance under our line of credit with PNC Bank. The line of credit bore interest at 2.35% per annum and matured on November 22, 2004.

   - $128 million was used to satisfy outstanding intercompany debt owed by Cincinnati Financial Corporation to The Cincinnati Insurance Company. The intercompany debt was incurred to pay all of the outstanding balance on a line of credit on which Fifth Third Bancorp was the lead lender. The line of credit bore interest at an average rate of 1.53% per annum.

   - Approximately $100 million will be used beginning in 2005 to finance the construction of a parking garage and office building to be situated at our headquarters location in Fairfield, Ohio.

   -  Remaining net proceeds will be used for general corporate purposes.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

      The following selected financial data as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, have been derived from our audited consolidated financial statements incorporated by reference herein. The selected financial data as of December 31, 2001 and as of and for the years ended December 31, 2000 and 1999 have been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements filed with the SEC as part of our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and 2003, respectively. The unaudited consolidated financial statements as of and for the nine months ended September 30, 2004 and 2003, each include all adjustments (consisting of normal recurring accruals) that we consider necessary for a fair presentation of the financial position and results of operations. All per share amounts set forth below have been adjusted for the 5 percent stock dividend paid June 15, 2004. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. You should read the financial data presented below in conjunction with the consolidated financial statements and accompanying notes thereto and management's discussion and analysis of our financial condition and results of operations contained in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                    --------------------------    --------------------------------------------------------
                                       2004           2003          2003        2002        2001        2000        1999
                                    -----------    -----------    --------    --------    --------    --------    --------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Earned premiums .................   $     2,243    $     2,031    $  2,748    $  2,478    $  2,152    $  1,907    $  1,732
Investment income, net of
expenses ........................           365            347         465         445         421         415         387
Gross realized investment gains
and losses ......................            55            (44)        (41)        (94)        (25)         (2)          0
Total revenues ..................         2,672          2,342       3,181       2,843       2,561       2,331       2,128
Net income ......................           392            245         374         238         193         118         255
Net income per common share:
                  Basic .........          2.33           1.45        2.22        1.40        1.15        0.70        1.47
                  Diluted .......          2.30           1.44        2.21        1.39        1.13        0.70        1.44
Cash dividends per common share:
                  Declared ......        0.8520         0.1740        0.95        0.85        0.80        0.72        0.65
                  Paid ..........        0.8000         0.6985        0.93        0.84        0.78        0.70        0.63
Shares outstanding weighted
average diluted (millions)(1)....           170            170         170         171         171         172         177

BALANCE SHEET DATA
Invested assets .................   $    12,242    $    11,774    $ 12,527    $ 11,265    $ 11,571    $ 11,316    $ 10,194
Deferred policy acquisition
costs ...........................           396            386         372         343         286         259         226
Total assets ....................        15,806         14,958      15,509      14,122      13,964      13,274      11,795
Loss and loss expense reserves ..         3,681          3,416       3,415       3,176       2,887       2,473       2,154
Life policy reserves ............         1,139          1,005       1,025         917         724         641         885
Borrowings under credit lines ...            58            183         183         183         183         170         118
Long-term debt ..................           420            420         420         420         426         449         456
Shareholders' equity ............         6,084          5,766       6,204       5,598       5,998       5,995       5,421
Book value per share ............         36.21          34.23       36.85       33.00       35.30       35.49       31.87

PROPERTY CASUALTY INSURANCE
OPERATIONS
Earned premiums .................   $     2,166    $     1,963    $  2,653    $  2,393    $  2,073    $  1,828    $  1,658
Investment income, net of
expenses ........................           209            182         245         234         223         223         208
Loss ratio ......................          52.6%          59.2%       56.1%       61.5%       66.6%       71.1%       61.6%
Loss expense ratio ..............          10.0           11.2        11.6        11.4        10.1        11.3        10.0
Expense ratio ...................          29.7           26.3        27.0        26.8        28.2        30.4        28.6
                                    -----------    -----------    --------    --------    --------    --------    --------
Combined ratio...................          92.3%          96.7%       94.7%       99.7%      104.9%      112.8%      100.2%

--------------
1 On November 12, 2004, Cincinnati Financial Corporation bought 1,000,000 shares of Cincinnati Financial's common stock from Robert C. Schiff, Trustee, Robert C. Schiff Revocable Trust originally dated November 21, 2001. Robert
   C. Schiff was a founder of the company and a member of our board of directors until his retirement from the board on November 12, 2004. The stock was sold to Cincinnati Financial at an aggregate purchase price of $43,015,500, equal to 99 percent of the product of (a) 1,000,000 multiplied by (b) $43.45, the last reported sale price per share of the common stock on the Nasdaq National Market at the close of trading on November 12, 2004. Prior to this transaction, Mr. Schiff, age 81, reported he beneficially owned over 4 million shares of Cincinnati Financial common stock in a November 9, 2004, Form 4 filing with the Securities and Exchange Commission. We intend for the purchase of these shares to be part of the stock repurchase program authorized by our board of directors in 1999. We now have fewer than 4 million shares remaining under the stock repurchase authorization.

ONE-TIME CHARGES OR ADJUSTMENTS:

      As the result of a settlement negotiated with a vendor, 2003 pretax results included the recovery of $23 million of a $39 million one-time, pretax charge incurred in 2000 to write down previously capitalized costs related to the development of software to process property casualty policies.

      In 2000, we earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in our consolidated financials.

                               THE EXCHANGE OFFER

GENERAL

      Cincinnati Financial hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal (which together constitute the exchange offer), to exchange up to $375 million aggregate principal amount of our Notes for a like aggregate principal amount of our Exchange Notes, properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding Notes.

      As of the date of this prospectus, $375 million aggregate principal amount of the Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about ____________, 2004, to all holders of outstanding Notes known to Cincinnati Financial. Cincinnati Financial's obligation to accept outstanding Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "-Certain Conditions to the Exchange Offer" below. Cincinnati Financial currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      We have entered into a Registration Rights Agreement in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding Notes for Exchange Notes. We agreed to file a registration statement relating to a registered exchange offer for the notes with the SEC no later than the 90th day after the date that the Notes were first issued. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than the 150th day after the Notes were first issued. Unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our reasonable best efforts to commence the exchange offer, keep the exchange offer open for a period of not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders of the notes and issue, on or prior to 30 business days after the date on which the registration statement was declared effective by the SEC, new notes in exchange for all notes tendered prior thereto in the exchange offer. We also agreed to complete the exchange offer no later than the 180th day after the Notes are first issued. The Exchange Notes will have terms substantially identical to the outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe certain obligations in the Registration Rights Agreement.

      Under the circumstances set forth in the Registration Rights Agreement, we will use our reasonable best efforts to file a shelf registration statement with the SEC after such obligation arises. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing, but no later than the 210th day after the notes are first issued. We will also keep the shelf registration statement effective for a period of two years after the date the shelf registration statement is declared effective (or one year in the case of a shelf registration effected at the request of the initial purchasers), or such shorter period that will terminate when all of the notes covered by the shelf registration statement are sold thereunder or are already freely tradable.

      If we fail to comply with certain obligations under the Registration Rights Agreement, we will be required to pay additional interest to each holder of the Notes equal to 0.25% per annum upon the occurrence of each default, which shall increase by an additional 0.25% per annum for each subsequent 90-day period that a default remains uncured; however, in no event shall the rate of additional interest exceed 0.50% per annum. Additional interest will accrue only for those days that a default occurs and is continuing. All accrued additional interest will be paid to the holder of the Notes in the same manner as interest payments on the Notes, with payments being made on the interest payment dates for the Notes. Following the cure of all defaults, no additional interest will accrue.

      Each holder of outstanding Notes that wishes to exchange outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

      - any Exchange Notes will be acquired in the ordinary course of its business;

      - the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding Notes or the Exchange Notes within the meaning of the Securities Act;

      - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

      - if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes;

      - if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes (See "Plan of Distribution"); and

      - the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

RESALE OF EXCHANGE NOTES

      Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

      - the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

      - the Exchange Notes are acquired in the ordinary course of the holder's business; and

      - the holder does not intend to participate in the distribution of the Exchange Notes.

We have not obtained, and do not plan to request, a no-action letter from the staff of the SEC with respect to this exchange offer.

      Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

      - cannot rely on the position of the SEC staff enunciated in interpretive letters; and

      - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the outstanding Notes except the Exchange Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to fulfill certain of our obligations under the Registration Rights Agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the outstanding Notes.

      As of the date of this prospectus, $375 million aggregate principal amount of the Notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement.

      We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to holders. Under the terms of the exchange offer and Registration Rights Agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-Certain Conditions to the Exchange Offer."

      Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled Fees and Expenses below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The exchange offer will expire at 5:00 p.m., New York City time on ____________, 2005, unless in our sole discretion we extend it.

      In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

      -     to delay accepting for exchange any outstanding Notes;

      - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

      - to amend the terms of the exchange offer, in any manner, under the terms of the exchange offer and the Registration Rights Agreement.

      Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably designed to inform the holders of outstanding Notes of the amendment.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in our reasonable judgment:

      - the Exchange Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

      - the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

      - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us:

      - the representations described under "-Purpose and Effect of the Exchange Offer," "-Procedures for Tendering" and "Plan of Distribution;" and

      - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding Notes by giving oral or written notice of the extension to holders of the Notes. During any such extensions, all Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding Notes as promptly as practicable.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

PROCEDURES FOR TENDERING

      Only a holder of outstanding Notes may tender the outstanding Notes in the exchange offer. In order to receive Exchange Notes, a holder of outstanding Notes must follow the procedures described herein. To tender in the exchange offer, a holder must:

      - complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

      - comply with DTC's Automated Tender Offer Program procedures described below.

      In addition, either:

      - the exchange agent must receive the outstanding Notes along with the accompanying letter of transmittal;

      - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent's message; or

      - the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "-Exchange Agent" prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

      The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding Notes either:

      - make appropriate arrangements to register ownership of the outstanding Notes in such owner's name; or

      - obtain a properly completed bond power from the registered holder of outstanding Notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes are tendered:

      - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

      -     for the account of an eligible guarantor institution.

      If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, the outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the accompanying letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

      - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Notes that are the subject of the book-entry confirmation;

      - the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

      -     the agreement may be enforced against that participant.

      We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt of the outstanding Notes, as well as the acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue Exchange Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

            - outstanding Notes or a timely book-entry confirmation of the outstanding Notes into the exchange agent's account at DTC; and

            - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

      By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding Notes will represent or be deemed to have represented to us that, among other things:

      - any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

      - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

      - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

      - if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes. See "Plan of Distribution;"

      - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

      - the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

BOOK-ENTRY TRANSFER

      The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding Notes by causing DTC to transfer the outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

      Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

      -     the tender is made through an eligible guarantor institution;

   - prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message relating to guaranteed delivery:

      1. setting forth the name and address of the holder, the registered number(s) of the outstanding Notes and the principal amount of outstanding Notes tendered;

      2.       stating that the tender is being made thereby; and

      3. guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

   - the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

      Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders not later than the close of business on the last exchange date.

      For a withdrawal to be effective:

      - the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the address set forth below under "Exchange Agent;" or

      - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

      Any notice of withdrawal must:

      - specify the name of the person who tendered the outstanding Notes to be withdrawn;

      - identify the outstanding Notes to be withdrawn, including the principal amount of the outstanding Notes;

      - where certificates for outstanding Notes have been transmitted, specify the name in which the outstanding Notes were registered, if different from that of the withdrawing holder; and

      - contain a statement that the holder is withdrawing its election to have the Notes exchanged.

      If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

      -     the serial numbers of the particular certificates to be withdrawn;
            and

      - a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

      If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with DTC procedures. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding Notes will be credited to an account maintained with DTC for outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding Notes may be retendered by following one of the procedures described under "-Procedures for Tendering" above at any time prior to the expiration date.

EXCHANGE AGENT

      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

      By Regular, Registered, Certified Mail,         By Facsimile Transmission
      Overnight Courier or Hand:                      (for Eligible Guarantor
                                                      Institutions only):
                                                      (212) 298-1915
      The Bank of New York Trust Company, N.A.        Corporate Trust Operations
      101 Barclay Street,                             Exchange Unit
      New York, New York  10286
      Attention:  Mr. Kin Lau

                                                      To Confirm by Telephone:
                                                      (212) 815-3750
                                                      Corporate Trust Operations
                                                      Exchange Unit

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

      We will bear all registration expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $______. They include:

      -     SEC registration fees;

      -     fees and expenses of the exchange agent and Trustee;

      -     accounting and legal fees and printing costs; and

      -     related fees and expenses.

TRANSFER TAXES

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

      - certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

      - tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

      - a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

      If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

      Holders who tender their outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

      Each holder of the Notes will pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of Notes pursuant to a shelf registration statement.

CONSEQUENCES OF FAILURE TO EXCHANGE

      Holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding Notes:

      - as set forth in the legend printed on the outstanding Notes as a consequence of the issuance of the outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

      - otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes.

      In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

      -     cannot rely on the applicable interpretations of the SEC; and

      - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      The tender of outstanding Notes under the exchange offer will reduce the principal amount of outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market price for outstanding Notes due to a reduction in liquidity.

ACCOUNTING TREATMENT

      We will record the Exchange Notes in our accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the Exchange Notes.

OTHER

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

                        DESCRIPTION OF THE EXCHANGE NOTES

      We will issue the Exchange Notes under an Indenture and a Supplemental Indenture each dated as of November 1, 2004, between us and The Bank of New York Trust Company, N.A., as trustee (which we refer collectively herein as the "Indenture"). The Exchange Notes will be of the same series as the outstanding Notes issued under the same Indenture. The following description is only a summary of the material provisions of the Exchange Notes and the Indenture. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the Exchange Notes. All references to us in this section refer solely to Cincinnati Financial Corporation and not to our subsidiaries.

GENERAL

      The Exchange Notes will mature on November 1, 2034.

      The Exchange Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but we may require payment to cover any taxes or other governmental charges.

      The Exchange Notes will bear interest at a rate of 6.125% per year from November 1, 2004, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2005, to the persons in whose names the Exchange Notes are registered at the close of business on the next preceding April 15 or October 15, respectively.

      The Indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the holders of the Exchange Notes, issue additional notes having identical terms and conditions to the Exchange Notes being issued in this exchange offering (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue) in an unlimited aggregate principal amount, provided that such notes must be part of the same issue as the Exchange Notes offered hereby for U.S. federal income tax purposes. Any such new issuances will be part of the same series of notes as the Exchange Notes being issued in this exchange offering and will be treated as one class with the Exchange Notes being issued in this exchange offering, including for purposes of voting and redemptions.

STRUCTURAL CONSIDERATIONS

      Our ability to continue to satisfy our obligations, including the payment of interest and principal on debt obligations, relies on the availability of liquid assets at Cincinnati Financial Corporation, which is dependent in large part on investment income from our investment portfolio and dividends from our insurance subsidiaries. Dividends paid by our insurance subsidiaries are restricted by regulatory requirements of the laws of Ohio, their domiciliary state. Generally, the maximum dividend that may be paid without prior regulatory approval is limited to the greater of the statutory net income for the preceding calendar year or 10 percent of the policyholders' surplus as of the last day of the preceding calendar year, and such dividend must be paid from statutory earned surplus. Dividends exceeding these limitations may be paid only with approval of the Ohio Department of Insurance. During 2004, the total dividends that may be paid to Cincinnati Financial Corporation without regulatory approval are approximately $278 million, of which $75 million was paid in the first nine months of 2004. Our insurance subsidiary paid cash dividends to Cincinnati Financial Corporation of $50 million in 2003 and $100 million in both 2002 and 2001.

RANKING

      The Indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The Exchange Notes will be our senior unsecured obligations and will rank equally in right of payment with any of our existing and future unsecured and unsubordinated indebtedness. The Exchange Notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing that indebtedness. As of the date of this registration statement, our aggregate principal amount of indebtedness, excluding the Notes, was approximately $420 million (excluding intercompany liabilities), consisting of $420 million aggregate principal amount of our 6.9% Senior Debentures due 2028.

      The Exchange Notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all indebtedness and other obligations, including trade payables and insurance liabilities, of our subsidiaries. As of September 30, 2004, our subsidiaries had approximately $8.500 billion of liabilities (including trade payables, capital lease obligations and insurance liabilities but excluding intercompany liabilities).

OPTIONAL REDEMPTION

      We may redeem the Exchange Notes, at our option, at any time in whole, or from time to time in part, prior to maturity at a redemption price equal to the greater of:

   -  100 percent of the principal amount of the Exchange Notes; and

   - the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued but not paid to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points, plus in each case, interest accrued thereon but not paid to the date of redemption.

      "Treasury Rate'" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Exchange Notes.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consulting with us.

      "Comparable Treasury Price" means, with respect to any redemption date:

   - the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the higher and lowest such Reference Treasury Dealer Quotations; or

   - if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

      "Reference Treasury Dealer" means:

   - each of J.P. Morgan Securities Inc. and UBS Securities LLC or their respective affiliates; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and

   -  three other Primary Treasury Dealers selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed.

      Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

      We will pay interest to a person other than the holder of record on the record date if we elect to redeem the Exchange Notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the Exchange Notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the redemption price of those Exchange Notes.

COVENANTS

      The Indenture contains, among others, the following covenants:

   LIMITATIONS ON LIENS OF STOCK OF DESIGNATED SUBSIDIARIES

      We are prohibited from directly or indirectly creating, assuming, incurring or permitting any Indebtedness that is secured by a lien on the capital stock of a Designated Subsidiary unless the Exchange Notes (and, if we elect, any of our other Indebtedness that is not subordinate to the Exchange Notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated to provide such security) are secured equally and ratably with the Indebtedness for at least the time period that the Indebtedness is secured.

      The term "Designated Subsidiary" means any present or future consolidated subsidiary of Cincinnati Financial Corporation, the consolidated net worth of which constitutes at least 10 percent of the consolidated net worth of Cincinnati Financial Corporation. As of the date of this prospectus, our sole Designated Subsidiary is The Cincinnati Insurance Company.

      "Indebtedness" means the principal, premium and interest due on indebtedness of a person, whether outstanding on the date of the Indenture or later created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness.

      "Indebtedness for money borrowed" means:

   - any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, notes or other written instruments;

   - any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (however, the deferred purchase price of any other business, property or assets shall not be considered Indebtedness if the purchase price is payable in full within 90 days of the date the Indebtedness was created); and

   - any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

      Under this covenant, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement.

      LIMITATIONS ON DISPOSITION OF STOCK OF DESIGNATED SUBSIDIARIES

      The Indenture provides that as long as any Exchange Notes are outstanding (except in a transaction otherwise governed by the Indenture), we may not issue, sell, transfer or otherwise dispose of any shares, securities convertible into, warrants, rights or options to subscribe for or purchase shares of the capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary.

      Additionally, we will not permit any Designated Subsidiary to issue (other than to us) any shares (other than director's qualifying shares), securities convertible into, warrants, rights or options to subscribe for or purchase shares of the capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary.

      The foregoing applies if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80 percent of the shares of such Designated Subsidiary (other than preferred stock having no voting rights of any kind); provided, that (i) any issuance, sale, transfer or other permitted disposition may only be made for at least a fair market value consideration as determined by the Board of Directors and (ii) the foregoing will not prohibit any issuance or disposition of securities if required by any law, regulation or order of a governmental or insurance regulatory authority.

      Notwithstanding the foregoing, we may (i) merge or consolidate any Designated Subsidiary into or with another direct wholly owned subsidiary and
(ii) subject to the provisions set forth in "-Consolidation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the board of directors.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      The Indenture provides that we may, without the consent of the holders, consolidate, sell, lease or convey all or substantially all of our assets or merge into any other corporation, provided: (i) the successor corporation is a corporation organized and existing under the laws of the United States or a State thereof, and the successor corporation expressly assumes our obligations on the Exchange Notes by supplemental indenture satisfactory to the trustee; and
(ii) immediately after giving effect to such transaction, no default will have occurred and be continuing.

      Other than the covenants described above, the Indenture does not contain any covenants or other provisions to protect the holders of the Notes in the event of a takeover, recapitalization or a highly leveraged transaction.

MODIFICATION OF THE INDENTURE

      We may not make any modification or alteration of the Indenture which will:

   - extend the time or terms of payment of the principal at maturity or the interest on any of the notes, or reduce principal, premium or the rate of interest, without the consent of each holder of notes so affected; or

   - without the consent of all of the holders of the notes then outstanding, reduce the percentage of the notes holders' who are required to consent:
      (i) to any supplemental indenture, (ii) to rescind and annul a declaration that the notes are due and payable as a result of the occurrence of an Event of Default, (iii) to waive any past Event of Default and its consequences, and (iv) to waive compliance with certain other provisions in the Indenture.

      Except as described above, we may, with the consent of the holders of more than 50 percent in aggregate principal amount of the notes then outstanding, make modifications and alterations of the terms of the Indenture which affect the rights of the holders, including modifications which allow us to disregard the limitations described under "-Limitations on Liens of Stock of Designated Subsidiaries" and "-Limitations on Dispositions of Stock of Designated Subsidiaries." In addition, as indicated under "-Events of Default" below, holders of more than 50 percent in aggregate principal amount of the notes then outstanding may waive past Events of Default in certain circumstances and may direct the trustee in enforcement of remedies.

      We and the trustee may, without the consent of any holders, modify and supplement the Indenture:

   -  to evidence the succession of another corporation to us;

   -  to evidence and provide for the replacement of the trustee;

   - with our concurrence, to add to the covenants for the benefit of the holders;

   - to modify the Indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act; and

   -  for certain other purposes.

DEFEASANCE, SATISFACTION AND DISCHARGE TO MATURITY OR REDEMPTION

Defeasance. We may cease to comply with certain terms of the Indenture if we deposit with the trustee, in trust, at or before maturity or redemption, lawful money or direct obligations of the United States or obligations the principal of and interest on which are guaranteed by the United States in such amounts and maturing at such times that the proceeds received upon the respective maturities and interest payment dates will provide funds sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest when due, until the maturity of the Exchange Notes then outstanding.

      In such circumstances, we may cease to comply with the Indenture's restrictive covenants described under "-Limitations on Liens of Stock Designated of Subsidiaries" and "-Limitations on Disposition of Stock of Designated Subsidiaries" above, and the Events of Default described in the third and fourth bullets under "-Events of Default" below shall no longer be in effect. Notwithstanding defeasance of the notes, we would be required to (i) duly and punctually pay the principal, premium, if any, and interest on the notes if the notes are not paid from the money or securities held by the trustee, (ii) comply with the Events of Default described in "-Events of Default" below (other than the third and fourth bullets), and (iii) comply with certain other provisions of the Indenture, including those relating to registration, transfer and exchange, lost or stolen securities and maintenance of place of payment.

      Defeasance of the Exchange Notes is subject to the satisfaction of certain specified conditions, including (i) the absence of an Event of Default at the date of the deposit, and (ii) the perfection of the holders' security interest in such deposit.

Satisfaction and Discharge. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, we may also cease to comply with our obligation duly and punctually to pay the principal, premium, if any, and interest on the Exchange Notes, and the Events of Default shall no longer be in effect. Afterwards, the holders of the notes shall be entitled only to payment out of the money or securities deposited with the trustee. Such conditions include (except in certain limited circumstances involving a deposit made within one year of maturity or redemption):

   - the absence of an Event of Default at the date of deposit or on the 91st day thereafter;

   - our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt from, or publication of a ruling by, the United States Internal Revenue Service, to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred; and

   - that such satisfaction and discharge will not result in the delisting of the notes from any nationally recognized exchange on which they are listed.

Federal Income Tax Consequences. The federal income tax treatment of the deposit and discharge described above under "-Defeasance, Satisfaction and Discharge to Maturity or Redemption--Satisfaction and Discharge" is not clear. A deposit and discharge may be treated as a taxable exchange of such notes for beneficial interests in the trust consisting of the deposited money or securities. In that event, a holder of notes may be required to recognize gain or loss equal to the difference between the holder's adjusted basis for the notes and the amount realized in such exchange (which generally will be the fair market value of the holder's beneficial interest in such trust). Thereafter, such holder then may be required to include in income a share of the income, gain and loss of the trust. As described above, it is a condition of a deposit and discharge that we deliver an opinion of tax counsel, or that we receive from, or the publication by, the United States Internal Revenue Service of a ruling to the effect that such deposit and discharge will not alter the holders' tax consequences that would have been applicable in the absence of the deposit and discharge. Purchasers of the notes should consult their own advisors with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

EVENTS OF DEFAULT

      An "Event of Default" is defined in the Indenture as being:

   -  default for 30 days in payment of any interest on the notes;

   -  failure to pay principal and premium, if any, when due;

   - failure to observe or perform any other covenant in the Indenture or notes (except a covenant or warranty whose breach or default in performance is specifically dealt with in the Events of Default section), if such failure continues for 30 days after written notice by the trustee or the holders of at least 25 percent in aggregate principal amount of the notes then outstanding;

   - uncured or unwaived failure to pay principal of or interest on any other obligation for borrowed money beyond any period of grace if (i) the aggregate principal amount of any such obligation is in excess of $50 million and (ii) we are not contesting the default in such payment in good faith and by appropriate proceedings; or

   -  certain events of bankruptcy, insolvency, receivership or reorganization.

      The trustee or the holders of 25 percent in aggregate principal amount of the outstanding notes may declare the notes immediately due and payable upon the occurrence of any Event of Default (after expiration of any applicable grace period). In certain cases, the holders of a majority in principal amount of the notes then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest.

      The trustee shall, within 90 days after the occurrence of a continuing default, give notice to the notes holders of all known uncured defaults (the term default to include the events specified above without grace periods). In the case of default in the payment of principal, premium, if any, or interest on any of the notes, the trustee shall be protected in withholding notice if it in good faith determines that withholding notice is in the interest of the note holders.

      Subject to the provisions of the Indenture relating to the duties of the trustee in a continuing Event of Default, the trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of notes outstanding, unless such holders have offered the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions, including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest (subject to certain limitations with respect to defaulted interest) on their due dates or to institute suit for the enforcement thereof.

      So long as the notes remain outstanding, we will be required to annually furnish an Officers' Certificate to the trustee. The Officers' Certificate will state whether, to the best of the signers' knowledge, we are in default under any of the Indenture's provisions, and specifying all such defaults. We also will be required to furnish the trustee with copies of certain reports filed with the SEC.

      The holders of a majority in principal amount of the notes outstanding will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee or exercising any power or trust conferred on the trustee, provided that such direction is in accordance with law and the Indenture's provisions. The trustee may decline to follow any such direction if the trustee shall determine on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in such direction. The trustee will be under no obligation to act in accordance with such direction unless such holders have offered the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

FORM, DENOMINATION AND REGISTRATION

      The Exchange Notes will represented by one or more global certificates in fully registered, book-entry form without interest coupons, will be deposited with the trustee as custodian for The DTC, and will be registered in the name of Cede & Co., or Cede, or another nominee designated by DTC except in limited circumstances. The global exchange notes are hereinafter sometimes referred to individually as a "global note" and collectively as the "global exchange notes." Beneficial interests in the global exchange notes may be held directly through DTC or indirectly through organizations which are participants in DTC. Except as set forth below, the record ownership of the global exchange notes may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

      The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Exchange Notes in global form.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

      Investors who are not participants in DTC may beneficially own interests in a global note held by DTC only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede, as the nominee of DTC, is the registered owner of any global note, Cede for all purposes will be considered the sole holder of that global note. Except as provided below, owners of beneficial interests in a global note will not be entitled to have certificates registered in their names, will not receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

      Neither we nor the trustee (or any registrar or paying agent) will have any responsibility for the performance by DTC or any of the participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants whose accounts are credited with DTC interests in a global note.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Exchange Notes under the DTC system must be made by or through participants, which will receive a credit for the Exchange Notes on DTC's records. The ownership interest of each actual purchaser of each Exchange
Note is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Exchange Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Exchange Notes, except under certain circumstances described below.

      The deposit of Exchange Notes with a custodian for DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Exchange Notes; DTC's records reflect only the identity of the participants to whose accounts such Exchange Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      We will make principal and interest payments on the Exchange Notes to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers or registered in "street name" and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility, disbursement of those payments to participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global exchange notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      DTC may discontinue providing its services as securities depositary with respect to the Exchange Notes at any time by giving reasonable notice to us.

      Exchange Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

   - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

   - we determine not to require all of the Exchange Notes to be represented by a global note and notify the trustee of our decision; or

   - an Event of Default has occurred with respect to the Exchange Notes and has not been cured.

      In any such instance, an owner of a beneficial interest in the global exchange notes will be entitled to physical delivery in definitive form of Exchange Notes represented by the global exchange notes equal in principal amount to that beneficial interest and to have those Exchange Notes registered in its name. Exchange Notes so issued in definitive form will be issued as registered Exchange Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Our definitive Exchange Notes can be transferred by presentation for registration to the registrar at its offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Exchange Notes.

INFORMATION CONCERNING THE TRUSTEE

      Cincinnati Financial may from time to time borrow from the trustee or an affiliate thereof or otherwise maintain other banking or commercial transactions with the trustee or an affiliate thereof in the ordinary course of business.

      Under the Indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility as trustee under the Indenture and certain related matters.

                     EXCHANGE OFFERS AND REGISTRATION RIGHTS

      Cincinnati Financial and the initial purchasers entered into the Registration Rights Agreement dated as of November 1, 2004, in contemplation of the Notes issued on November 1, 2004.

      Because this section is a summary, it does not describe every aspect of the Registration Rights Agreement. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, including definitions of certain terms used in it. You may obtain a copy of the Registration Rights Agreement by requesting one from us. In addition, the information set forth below concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

EXCHANGE OFFER

      We agreed pursuant to the Registration Rights Agreement to file a registration statement relating to a registered exchange offer for the outstanding Notes with the SEC no later than the 90th day after the date that the outstanding Notes were first issued. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than the 150th day after the outstanding Notes were first issued. Unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our reasonable best efforts to commence the exchange offer, keep the exchange offer open for a period of not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders of the outstanding Notes and issue, on or prior to 30 business days after the date on which the registration statement was declared effective by the SEC, new Exchange Notes in exchange for all outstanding Notes tendered prior thereto in the exchange offer. We also agreed to complete the exchange offer no later than the 180th day after the Notes are first issued. The Exchange Notes will have terms substantially identical to the outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe certain obligations in the Registration Rights Agreement.

SHELF REGISTRATION

      We may also be required to file a shelf registration statement to permit certain holders of the outstanding Notes who were not eligible to participate in the exchange offer to resell the outstanding Notes periodically without being limited by the transfer restrictions. Under the circumstances set forth in the Registration Rights Agreement, we will use our reasonable best efforts to file a shelf registration statement with the SEC after such obligation arises. We will cause the shelf registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing, but no later than the 210th day after the outstanding Notes are first issued. We will also keep the shelf registration statement effective for a period of two years after the date the shelf registration statement is declared effective (or one year in the case of a shelf registration effected at the request of the initial purchasers), or such shorter period that will terminate when all of the outstanding Notes covered by the shelf registration statement are sold thereunder or are already freely tradable.

      Holders of outstanding Notes will be required to deliver certain information to be used in connection with the shelf registration statement in order to have their Notes included in the shelf registration statement.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

EXCHANGE OF NOTES

      The exchange of outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the outstanding Note exchanged therefor and the basis of the Exchange Note will be the same as the basis of the outstanding Note immediately before the exchange.

      In any event, persons considering the exchange of outstanding Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CONSEQUENCES TO HOLDERS

      The following summary describes the material United States federal income tax consequences of the ownership of Exchange Notes as of the date hereof. Except where noted, the discussion below only deals with Exchange Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding Exchange Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or U.S. Holders (as defined below) of the Exchange Notes whose "functional currency" is not the United States dollar. In addition, this discussion does not address the consequences of holding outstanding Notes that were not exchanged for Exchange Notes. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. If a partnership holds our Exchange Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Exchange Notes, you should consult your tax advisors. Persons considering the purchase, ownership or disposition of Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

      As used herein, a "U.S. Holder" of an Exchange Note means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

PAYMENTS OF INTEREST

      Stated interest on an Exchange Note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

SALE, EXCHANGE AND RETIREMENT OF EXCHANGE NOTES

      A U.S. Holder's tax basis in an Exchange Note will, in general, be the same as the basis in such holder's outstanding Note immediately before the exchange. Upon the sale, exchange, retirement or other disposition of a Exchange Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued and unpaid interest, which will be treated as a payment of interest for United States federal income tax purposes) and the adjusted tax basis of the Exchange Note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

MARKET DISCOUNT

      If a U.S. Holder purchases an outstanding Note and exchanges it for an Exchange Note or purchases an Exchange Note, in either case, for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the outstanding Note exchanged for an Exchange Note, if any, and on such Exchange Note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note or an outstanding Note exchanged for an Exchange Note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition of an outstanding Note exchanged for an Exchange Note or an Exchange Note, as the case may be, to the maturity date of the Exchange Note, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply.

AMORTIZABLE BOND PREMIUM

      A U.S. Holder that purchases an outstanding Note and exchanges it for an Exchange Note or that purchases an Exchange Note, in either case, for an amount in excess of the sum of all amounts payable on such note after the purchase date other than qualified stated interest will be considered to have purchased such note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the outstanding Note or the Exchange Note, as the case may be, on a constant yield method as an offset to interest when includible in income under the U.S. Holder's regular accounting method. If a U.S. Holder does not make such an election, the premium will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Note.

OPTIONAL REDEMPTION

      Under certain circumstances exercise of the option to redeem the Exchange Notes will require us to pay a "make-whole" premium to a holder of the Exchange Notes. We intend to take the position that the Exchange Notes should not be treated as contingent payment debt instruments because of this additional payment. If the IRS successfully challenges this position, and the Exchange Notes are treated as contingent payment debt instruments, the tax consequences of holding and disposing of the Exchange Notes will differ materially from those discussed herein.

      You are urged to consult your own tax advisors regarding the United States federal income tax treatment of the "make-whole" premium and the consequences thereof.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      In general, information reporting requirements will apply to payments of principal and interest paid on Exchange Notes and to the proceeds upon the sale of an Exchange Note paid to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                     RATINGS

      It is anticipated that the Exchange Notes will be assigned a rating of "aa-" by A.M. Best, "A+" by Fitch, "A2" by Moody's Investors Service and "A" by S&P. A senior debt rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at the sole discretion of the assigning ratings agencies.

                              ERISA CONSIDERATIONS

      We and certain of our affiliates may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the Exchange Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider, unless the Exchange Notes are acquired pursuant to an applicable exemption from the prohibited transaction rules.

      Accordingly, by its acquisition and holding of the Exchange Notes each holder of the Exchange Notes will be deemed to have represented that either (i) it has not used the assets of any benefit plan, or any entity deemed to hold assets of a benefit plan, for purposes of acquiring the Exchange Notes or (ii) if the assets of a benefit plan are used to acquire the Exchange Notes, either directly or indirectly, the acquisition and holding of the Exchange Notes do not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar rules by reason of the applicability to such purchase and holding of a class exemption issued by the U.S. Department of Labor.

      The issuance of Exchange Notes pursuant to the exchange offer to a plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

      Any party considering acquiring the Exchange Notes pursuant to the exchange offer on behalf of, or with the assets of, any benefit plan should consult with its counsel to confirm that such investment will satisfy the requirements of ERISA, the Internal Revenue Code and the Department of Labor Regulations applicable to plans and that such purchaser can make the deemed representations set forth above.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make such prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 180 days after the expiration of the exchange offer (as such date may be extended) and the date on which all broker-dealers have sold all Exchange Notes held by them. We have also agreed that we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

      By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL OPINIONS

      The validity and legality of the Exchange Notes offered hereby will be passed upon for the Company by Dewey Ballantine LLP.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Cincinnati Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

Item 20. Indemnification of Directors and Officers.

      Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify any person who is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, non-profit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, to which he was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection therewith, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct in the performance of his duty to the corporation shall have been adjudged unless, and only to the extent that, a court determines, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets.
Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Section 1701.13(E) further provides that unless at the time of a director's act or omission, the articles of incorporation or the code of regulations of a corporation state by specific reference to Section 1701.13(E) that Section 1701.13(E) does not apply to the corporation, and unless the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney's fees, incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to (i) repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director's action, or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and
(ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification thereby permitted shall not be exclusive, and shall be in addition to, any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Cincinnati Financial's Articles of Incorporation provides for the indemnification of directors and officers of Cincinnati Financial to the fullest extent permitted by law.

      The above is a general summary of certain provisions of Cincinnati Financial's Articles of Incorporation and of the Ohio Revised Code and is subject in all respects to the specific and detailed provisions of Cincinnati Financial's Articles of Incorporation and the Ohio Revised Code.

      Cincinnati Financial maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 21. Exhibits and Financial Statement Schedules.

EXHIBIT NO.                                DESCRIPTION
   *3.1          Amended Articles of Incorporation of Cincinnati Financial
                 Corporation - incorporated by reference to the 1999 Annual
                 Report on Form 10-K dated March 23, 2000

   *3.2 Code of Regulations of Cincinnati Financial Corporation - incorporated by reference to Exhibit 2 to the Registrant's
                 Proxy Statement dated March 2, 1992

   *4.1          Indenture, dated as of November 1, 2004, between Cincinnati
                 Financial and The Bank of New York Trust Company, N.A., as
                 Trustee - incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K dated November 2, 2004

   *4.2          Supplemental Indenture, dated as of November 1, 2004, between
                 Cincinnati Financial and The Bank of New York Trust Company,
                 N.A., as Trustee - incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K dated November 2, 2004

   *4.3 Registration Rights Agreement, dated as of November 1, 2004 - incorporated by reference to Exhibit 4.3 to the Registrant's
                 Form 8-K dated November 2, 2004

  **5.1 Opinion of Dewey Ballantine LLP as to the legality of the unsecured notes

   12.1          Statement re: Computations of Ratios

  *21.1          Subsidiaries of Registrant - incorporated by reference to
                 Exhibit 21 to the 2003 Annual Report on Form 10-K dated
                 March 9, 2004

   23.1          Consent of Deloitte & Touche LLP

 **23.2          Consent of Dewey Ballantine LLP (included in Exhibit 5)

 **25.1          Form T-1 re: eligibility of The Bank of New York Trust Company,
                 N.A. to act as Trustee under the Indenture

   99.1          Form of Letter of Transmittal

   99.2          Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and other Nominees

   99.3          Form of Letter to Clients

   99.4          Form of Notice of Guaranteed Delivery

-------------

 * Incorporated by reference from other documents filed with the SEC as indicated.

** To be filed by amendment

Item 22. Undertakings.

(a) Undertaking related to Rule 415 offering:

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Undertaking related to registration on Form S-4 or F-4 of securities offered for resale:

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)   Undertaking related to acceleration of effectiveness:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)   Undertaking related to requests for information:

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)   Undertaking related to post-effective amendments:

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, state of Ohio, on December 17, 2004.

                        CINCINNATI FINANCIAL CORPORATION

                                    /s/ John J. Schiff, Jr.
                                    ----------------------------------------
                                    By: John J. Schiff, Jr.
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Schiff, Jr. and Kenneth W. Stecher, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                             TITLE                          DATE
/s/ John J. Schiff, Jr.         Chairman, President and Chief           December 17, 2004
----------------------------    Executive Officer (Principal
John J. Schiff, Jr.             Executive Officer)

/s/ Kenneth W. Stecher          Senior Vice President, Secretary and    December 15, 2004
---------------------------     Treasurer (Principal Financial and
Kenneth W. Stecher              Accounting Officer)

/s/ William F. Bahl             Director                                December 8, 2004
---------------------------
William F. Bahl

/s/ James E. Benoski            Director                                December 8, 2004
----------------------------
James E. Benoski

/s/ Michael Brown               Director                                December 9, 2004
----------------------------
Michael Brown

/s/ Dirk J. Debbink             Director                                December 10, 2004
----------------------------
Dirk J. Debbink

/s/ Kenneth C. Lichtendahl      Director                                December 8, 2004
----------------------------
Kenneth C. Lichtendahl

/s/ W. Rodney McMullen          Director                                December 9, 2004
----------------------------
W. Rodney McMullen

/s/ Gretchen W. Price           Director                                December 14, 2004
----------------------------
Gretchen W. Price

/s/ Thomas R. Schiff            Director                                December 15, 2004
----------------------------
Thomas R. Schiff

/s/ Frank J. Schulthess         Director                                December 8, 2004
----------------------------
Frank J. Schulthess

/s/ John M. Shepherd            Director                                December 8, 2004
----------------------------
John M. Shepherd

/s/ Douglas S. Skidmore         Director                                December 10, 2004
----------------------------
Douglas S. Skidmore

/s/ Larry R. Webb               Director                                December 14, 2004
----------------------------
Larry R. Webb

/s/ E. Anthony Woods            Director                                December 14, 2004
----------------------------
E. Anthony Woods